 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 15, 2018 (May 8, 2018)

ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Offering of Secured Convertible Note

On May 8, 2018, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), entered into a note purchase (the “Note SPA”) with St. George Investments LLC (“Investor”), for the private placement of a $575,000 Secured Convertible Promissory Note (“Note”).

On May 9, 2018, the Company received $300,000 of gross proceeds from the offering of the Note.

The Company will receive an additional $200,000 of gross proceeds following the satisfaction of certain contractual conditions to such funding, including the (i) the execution of a subordination agreement among certain of the Company’s lenders and (ii) receipt of a consent from the Company’s senior lender.

If the conditions to the second funding are not satisfied by May 23, 2018 and the second funding does not occur, then principal amount of the Note will be reduced to $375,000.

Terms of the Secured Convertible Note

The aggregate principal amount of the Note (together with accrued interest) will mature on May 9, 2019.

The Note carries an original issue discount (“OID”) of $50,000. In addition, the Company has agreed to reimburse certain transaction expenses of the Investor in the amount of $25,000.

Beginning in early November 2018, the Investor shall have the option to require the Company to redeem all or a portion of the amounts outstanding under the Note. The Company may pay the requested redemption amounts in cash or in the form of shares of Common Stock (subject to certain specified equity conditions). Payments in the form of Common Stock shall be calculated using a variable conversion price equal to (i) 60% of the average of the two lowest closing bid prices for the shares over (ii) the prior ten day trading period immediately preceding the redemption.

Shares of Common Stock may not be issued pursuant to the Note if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of the outstanding shares of Common Stock. This ownership limitation will be automatically increased to 9.99% if the Company’s market capitalization is less than $10 million. The ownership limitation can also be increased at the option of the Investor (up to a maximum of 9.99%) upon 61 days advance written notice.

The Note bears interest at a rate of 10% per annum. The interest rate increases to 22% in the event of a default under the Note.

The Notes contain standard and customary events of default including but not limited to: (i) failure to make payments when due under the Note, and (ii) bankruptcy or insolvency of the Company.

The Note will be secured by a junior security interest on the Company’s Thornton, Colorado headquarters building.

There are no registration rights applicable to the Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.
All of the securities described in this Current Report on Form 8-K were or will be offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offerings were made to “accredited investors” (as defined by Rule 501 under the Securities Act).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

May 15, 2018	By:	/s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer